Exhibit 1.1

AMENDMENT NO. 1 TO MANAGEMENT AGREEMENT

This Amendment No. 1 (this "Amendment") is executed as of April 2, 2018 between Owens Realty Mortgage, Inc. a Maryland corporation (the "Company"), and Owens Financial Group, Inc., a California corporation (the "Manager"), for the purpose of amending the Management Agreement between the Company and the Manager dated May 20, 2013, as amended (the "Management Agreement").  Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Management Agreement.

RECITALS
WHEREAS, pursuant to the terms of the Management Agreement, the Manager is entitled to receive the fees and compensation set forth in Article IX of the Charter; and
WHEREAS, pursuant to Section 27 of the Management Agreement, the Management Agreement may be amended by a formal, definitive written agreement that is executed by the Company and the Manager and has been approved by a majority of Independent Directors of the Board; and
WHEREAS, pursuant to Section 9.4.1 of the Charter, the Board of Directors, without any action by the stockholders of the Company, may authorize the Company to amend the Management Agreement, with the consent of the Manager, to adjust the compensation to be paid to the Manager, provided that such adjustment shall not have a significant adverse impact on the stockholders of the Company; and
WHEREAS, in accordance with Section 27 of the Management Agreement, this Amendment has been unanimously approved by the Independent Directors of the Board; and
WHEREAS, in accordance with Section 9.4.1 of the Charter, the Board of Directors has determined that the proposed adjustments to the Manager's compensation set forth below will not have a significant adverse impact on the stockholders of the Company; and
WHEREAS, the Company and the Manager desire to amend the Management Agreement to adjust the compensation paid to the Manager on the terms and conditions contained herein.
NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the Company and the Manager agree as follows:
AGREEMENTS
1. Section 8(a) of the Management Agreement is hereby amended and restated in its entirety as follows:
8(a) Management Fee.  In consideration of the services rendered by the Manager to the Company and the Subsidiaries under the Management Agreement, the Manager shall be entitled to receive the fees and compensation (the "Management Fee") in accordance with the following:
(i) The Management Fee will perpetually be calculated and payable to the Manager monthly in arrears, in an amount equal to (i) one-twelfth (1/12) multiplied by (ii) (a) 1.50% of the first $300,000,000 of Stockholders' Equity (defined below), and (b) 1.25% of Stockholders' Equity that is greater than $300,000,000.

(ii) The Company will become entitled to receive thirty-percent (30%) of all gross Acquisition and Origination Fees, paid or payable by borrowers for services rendered in connection with the Company making or investing in first, second, third and wraparound mortgage loans, construction and rehabilitation loans and leasehold interest loans (collectively "Loans"), including thirty-percent (30%) all gross fees paid in connection with the extension or modification of any Loans, with exception of certain miscellaneous administration fees collected in association with loan funding, demand, and partial release fees, as described in the Company's Form 10-K and consistent with past practice, with the remaining seventy-percent (70%) to be paid to the Manager.
(iii) The Company will become entitled to receive thirty-percent (30%) of all Late Payment Charges from borrowers on Loans owned by the Company, with the remaining seventy-percent (70%) to be paid to the Manager.
(iv) The Company will no longer pay the Manager any servicing fees for its services as servicing agent with respect to the Loans.
(v) Notwithstanding Section 9 of the Management Agreement, the Company will no longer reimburse the Manager for salary and related salary expense of the Manager's non-management and non-supervisory personnel.
2. The Management Agreement is hereby amended to add the following as Section 1(ii):
(ii) Stockholders' Equity. As used in the calculation of the Management Fee, "Stockholders' Equity" means:
(i) the sum of the net proceeds from any issuances of the Company's equity securities since inception (including the book value of the Company's Common Stock and additional paid-in capital at inception of the Company) less any amount that the Company pays for repurchases of its equity securities (determined as of the most recent month end), plus
(ii) the Company's consolidated retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less
(iii) any unrealized gains, losses or other items that do not affect realized net income as of the most recently completed calendar quarter, as adjusted to exclude
(iv) one-time events pursuant to changes in United States Generally Accepted Accounting Principles and certain other non-cash charges after discussions between the Manager and the Company's Independent Directors and after approval by a majority of the Company's Independent Directors.
3.	The Management Agreement is hereby amended to add the following as Section 8(d):
8(d) Computation of Management Fee. The Manager shall compute each installment of the  Management Fee reasonably promptly at the end of each calendar month.  A copy of the computations made by the Manager to calculate such installment shall thereafter promptly be delivered to the Board.
Because the Management Fee is to be paid monthly, and the components of Stockholders' Equity specified in clauses (ii), (iii) and (iv) in the definition of "Stockholders' Equity" will not be known until the end of the quarter in question, the Manager shall use the prior quarter's value as an estimate for each monthly payment and will effect a reconciliation at the end of the quarter, so that the actual aggregate Management Fee paid for each quarter will be based on the values of the components specified in clauses (ii), (iii) and (iv) in the definition of "Stockholders' Equity" at the end of that particular quarter as if the components specified in clauses (ii), (iii) and (iv) were known at each month end.

MISCELLANEOUS
4.	Representations and Warranties.
(A) The Company represents and warrants to the Manager that this Amendment: (i) has been duly and validly executed and delivered by the Company; and (ii) constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors' rights generally and by general principles of equity.
(B) The Manager represents and warrants to the Company that this Amendment: (i) has been duly and validly executed and delivered by the Manager; and (ii) constitutes the legal, valid and binding obligation of the Manager, enforceable against the Manager in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors' rights generally and by general principles of equity.
5. Effective Date. This Amendment shall become effective on April 1, 2018.
6. Binding Effect; Governing Law.  Except as modified hereby, the Management Agreement shall remain in full effect and this Amendment shall be binding upon the Company and Manager and their respective successors and assigns.  If any inconsistency exists or arises between the terms of Sections 9.1, 9.2 and 9.3 of Article IX of the Charter, the Management Agreement and the terms of this Amendment, the terms of this Amendment shall prevail.  This Amendment shall be governed by the laws of the State of California.
7. Entire Agreement. This Amendment embodies the entire agreement and understanding among the Company and the Manager relating to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof, including, for the avoidance of doubt, the voluntary adjustment to the Manager's compensation taken by the Manager in August 2017 pursuant to Section 9.4.2 of the Charter as disclosed in the Company's Form 10-Q for the quarter ended September 30, 2017.
8. Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one document.  To facilitate execution of this Amendment, the parties hereto may execute and exchange, by telephone facsimile or electronic mail PDF, counterparts of the signature pages.  Signature pages may be detached from the counterparts and attached to a single copy of this Amendment to physically form one document.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Manager have executed this Amendment as of the date first written above.

OWENS REALTY MORTGAGE, INC.
By:
/s/ Dennis G. Schmal
	Name:	Dennis G. Schmal

	Title:	Chairman of the Compensation Committee

OWENS FINANCIAL GROUP, INC.
By:
/s/ Bryan H. Draper
	Name:	Bryan H. Draper

	Title:	Chief Financial Officer